Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694-6070 Fax 604 585-3800 info@staleyokada.com www.staleyokada.com

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use of our report dated November 16, 2005 (except for Note 7 which is as at November 23, 2005), with respect to the financial statements of Touchstone Mining Limited for the period from incorporation (September 12, 2005) to September 30, 2005, which is part of the registration statement, on Form SB-2 A-1, and to the reference to us under the heading "Experts" in such registration statement.

/s/ Staley, Okada & Partners

January 17,2006                                                                     STALEY, OKADA & PARTNERS
Chartered Accountants